Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
          This EXECUTIVE EMPLOYENT AGREEMENT (the “Agreement”) is entered into as of the 30th day May, 2007 (the “Effective Date”) by and between OMNIAMERICAN BANK (the “Bank”), a federally chartered savings bank, and Tim Carter (the “Executive’’).
WITNESSETH:
          WHEREAS, the Bank desires to engage the services of the Executive on the terms and conditions set forth herein and, for the purpose of effecting the same, the Board of Directors of the Bank (the “Board”) has approved this Agreement and authorized its execution and delivery on the Bank’s behalf to the Executive;
          WHEREAS, the Executive will be the duly elected President and Chief Executive Officer of the Bank and as such will be a key executive officer of the Bank whose dedication, availability, advice and counsel to the Bank is deemed important to the Bank and the Board;
          WHEREAS, the services of the Executive, his experience, knowledge, reputation and contacts within the banking industry are valuable to the Bank;
          WHEREAS, the Bank wishes to attract and retain such well-qualified executives, and it is in the best interests of the Bank and of the Executive to secure the services of the Executive; and
          WHEREAS, the Bank considers the establishment and maintenance of a sound management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Bank; and
          WHEREAS, the Bank: is regulated by the Office of Thrift Supervision (the “OTS”).
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Bank and the Executive hereby agree as follows:
          1.     EMPLOYMENT: The Bank shall, and does hereby, employ the Executive, and the Executive shall, and does hereby, accept such employment, for the period commencing upon the Effective Date and continuing for a period of two (2) years thereafter, subject to earlier termination as provided herein (the “Employment Period”). Beginning on the second anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, the Employment Period shall be extended by additional one-year periods; provided, however, that either party may cause the Employment Period to expire by giving written notice to the other party not less than ninety (90) days prior to the next annual anniversary date. The foregoing notwithstanding, the Employment Period shall not be extended unless, prior to each such anniversary date, the Board of Directors shall have explicitly reviewed the performance of the Executive and approved the extension. Reference herein to the Employment Period shall refer to both such initial period and such extended periods.
          2.     EXECUTIVE DUTIES: Executive shall, during the Employment Period, and in his capacity as President and Chief Executive Officer, devote his full business time and energy to the business, affairs and interests of the Bank and serve it diligently and to the best of his ability in compliance with all applicable laws, regulations, federal agency orders, OTS policies, and Bank policies. As such, the Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board may prescribe from time to time. The Executive shall also render services to any affiliates or subsidiaries of the Bank as requested by the Board from time to time consistent with his executive position. The Executive’s duties shall include, but not be limited to, responsibility for: (a) oversight over the Bank’s compliance with the Bank Secrecy Act and its applicable implementing regulations and with requirements applicable to the Bank’s information technology operations; and (b) the development and implementation of an organizational structure and communication system for the Bank to ensure timely and proper dissemination of regulatory information and requirements, policies and procedures, and strategic goals to the appropriate staff of the Bank. The Executive may (i) serve on corporate or charitable boards or committees and (ii) manage personal investments, so long as such activities do not interfere materially with the performance of his responsibilities hereunder and are in compliance with all applicable regulations including 12 C.F.R. §563.200 and 12 C.F.R. §563. 201. The duties and responsibilities of the Executive, as described herein, shall collectively constitute the “Duties.”
          The Executive represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Bank or with his performing the Duties.
          3.        COMPENSATION:
          (a)     The Bank shall pay the Executive, as compensation for the Duties rendered by him to the Bank during the Employment Period, a base salary at an annual rate not less than $350,000, subject to deductions for federal income taxes and other deductions as required by law or as authorized by the Executive, which compensation shall be payable in accordance with the Bank’s customary payroll practices (the “Base Salary”). The Base Salary shall be reviewed by the Board not less often than annually. Any adjustments in the Base Salary or other compensation shall in no way limit or reduce any other obligation of the Bank hereunder.
          (b)     In addition to the Base Salary the Executive shall be entitled to receive an annual incentive bonus in the amount (if any) as determined by the Board, in its sole discretion, based upon the Board’s review of the Executive’s performance and the financial condition of Bank.
          (c)     The Executive shall be entitled to annual paid vacation in accordance with the policies established by the Board for executive officers, which vacation shall be in no event less than four (4) weeks per year.
          (d)     During the Employment Period, the Bank shall provide the Executive with an automobile exclusively for his business use under this Agreement, or shall reimburse Executive for the use of his personal automobile when conducting Bank business in accordance with OmniAmerican’s normal policy. In the event an automobile is furnished by the Bank, it shall be fully maintained by the Bank, and the Bank shall provide insurance against liability that results from the business use of the automobile. Executive shall be responsible for properly preventing the loss, theft, or destruction of the automobile, including its garaging at the Bank’s place of business, the expense of which, however, shall be paid by the Bank.
          (e)     The Bank shall pay the monthly dues of the Executive’s membership in Colonial Country Club, the Fort Worth Exchange Club, the Fort Worth Club, and the Rotary Club of Fort Worth, all in Tarrant County, Texas.
4.	PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS:
          (a)     During the Employment Period, the Executive shall be eligible to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plan of the Bank presently in effect or hereafter adopted by the Bank which is generally available to any employee of executive status.
          (b)     During the Employment Period, to the extent that the Executive’s reasonable and necessary business expenditures are substantiated by the Executive in accordance with applicable policies of the Bank, the Bank shall reimburse the Executive promptly for such business expenditures.
5.	CONFIDENTIALITY:
          (a)     Upon the Effective Date, the Bank shall, and is obligated to, provide the Executive with the right and ability to access various Confidential Information, as defined below, belonging to the Bank which is necessary for the Executive to perform the Duties, to which the Executive has not had prior access. The Executive acknowledges that all information related to the Bank’s confidential, trade secret and proprietary information concerning (i) the identity, credit and financial data and special needs of the Bank’s current and prospective customers, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to Bank; (ii) the Bank’s employees and independent contractors; and (iii) the Bank’s compensation and benefits as described in this Agreement are va1uable, special and unique assets which are not available to the general public (collectively, the “Confidential Information”). The Executive further acknowledges and agrees that he is being provided the Confidential Information in exchange for his execution of the NONCOMPETITION and NONSOLICITATION provisions set forth herein, that the Confidential Information is essential to the performance of the Duties, that the Confidential Information is the exclusive property of the Bank and that this consideration constitutes fair and adequate consideration for his execution of this Agreement in regards to the NONCOMPETITION and NONSOLICITATION provisions.
          (b)     The Executive shall not, without the prior written consent of the Bank, during the Employment Period or at any time thereafter, use himself or disclose to any third party by any method whatsoever any of the Confidential Information. If the Executive’s employment hereunder is terminated for any reason, the Executive shall return all Confidential Information to the Bank immediately upon its request and shall not take originals or copies of any records, papers, programs, computer software and documents of whatever nature containing Confidential Information.
          The foregoing covenants shall not prohibit the Executive from disclosing Confidential Information to other employees of the Bank or any third parties to the extent that such disclosure is necessary to performing the Duties under this Agreement or as otherwise required by law.
          6.     NONCOMPETITION: Ancillary to this otherwise enforceable Agreement and in exchange for the Executive being granted the right to access the Confidential Information which the Bank desires to protect, during the Employment Period and for a period of twelve (12) months from and after the expiration or termination of the Employment Period, the Executive shall not, either as a sole proprietor, partner, shareholder, director, employee, independent contractor or in any other capacity, directly or indirectly, provide services identical, or similar, to the Duties hereunder to any financial institution in Tarrant, Dallas, Denton, Johnson and Hood Counties in the State of Texas and any County adjacent to such Counties.
          The Executive acknowledges that the need for this Section relates to the Confidential Information to which the Executive has been provided access as a result of his executive position with the Bank.
          7.     NONSOLICITATION: Ancillary to this otherwise enforceable agreement and in exchange for the Executive being granted the right to access the Confidential Information which the Bank desires to protect, during the Employment Period and for a period of twelve (12) months from and after the expiration or termination of the Employment Period, the Executive shall not, either as a sole proprietor, partner, shareholder, director, employee, independent contractor or in any other capacity, directly or indirectly, hire, engage or solicit business from, as the case may be, any Bank employee, independent contractor or customer, respectively, who was a Bank employee, independent contractor or customer during the twelve (12) month period prior to the date the Employment Period expired or was terminated, for the purpose of conducting a business relationship.
          8.     INCAPACITY: In the event the Executive is unable to perform the Duties on a full-time basis for a period of six (6) consecutive months by reason of illness, injury, physical or mental disability (collectively, “Incapacity”), the Bank may terminate this Agreement. For purposes of this Agreement, “Incapacity” shall mean the inability of the Executive, as determined by the Board, to perform the essential functions of the Duties, with or without reasonable accommodation, due to a medically determinable physical or mental condition deemed to be a disability under the Americans with Disabilities Act.
          9.     DEATH: In the event of the Executive’s death during the Employment Period, this Agreement shall automatically terminate as of the end of the month in which the Executive dies.
          10.     AT WILL: Either party to this Agreement may terminate this Agreement at any time for any or no reason; provided, however, in the event of a termination pursuant to this Section 9, the party so terminating this Agreement shall provide at least ninety (90) days prior written notice to the other party. Any termination by the Bank pursuant to this Section shall be deemed to be termination without Cause (as defined below). Notwithstanding the above, the Bank may, at its discretion, terminate the Executive without ninety (90) days prior written notice, but if the Bank fails to provide such notice, the Bank will pay the Executive an additional twenty-five percent (25%) of the amount of the Base Salary then in effect. Any termination by the Executive pursuant to this Section shall be deemed to be termination without Good Reason.
          11.     Termination FOR CAUSE:
          Notwithstanding the provisions of Section 1 of this Agreement, the Board may, in its sole discretion, immediately terminate this Agreement for Cause. For the purposes of this Agreement, “Cause” shall mean any of the Executive’s:
          (a)     personal dishonesty;
          (b)     incompetence;
          (c)     willful misconduct;
          (d)     breach, of fiduciary duty involving personal profit;
          (e)     intentional failure to perform the Duties, including but not limited to failure to follow the instructions of the Board;
          (f)     willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;
          (g)     material breach of any provision of this Agreement;
          (h)     conviction of a misdemeanor involving moral turpitude or a felony;
          (i)     engaging in willful misconduct in the course and scope of his employment with the Bank, including his indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;
          (j)     prohibition from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank; or
          (k)     conviction of any criminal offense involving dishonesty or a breach of trust or money laundering or any agreement by the Executive to enter into a pretrial diversion or similar program in connection with a prosecution for such offense.
          Termination of the Executive’s employment by the Bank for Cause hereunder shall be communicated by written notice of termination to the Executive. A notice of termination pursuant to this Section shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.
          12.     RESIGNATION WITH GOOD REASON:

          (a)     The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than ninety (90) days written notice to the Bank. The notice of resignation shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination of this Agreement by the Executive for any of the following reasons:
          (i)     Other than as a result of written direction from the OTS, the assignment of duties to the Executive by the Bank which (A) are materially different from the Duties on the Effective Date, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the Effective Date, without his express written consent;
          (ii)     The removal of the Executive from or any failure to re-elect him to the positions of President and Chief Executive Officer, except in connection with a termination of his employment by the Bank for Cause or by reason of the Executive’s Incapacity;
          (iii)     A reduction by the Bank of greater than five percent (5%) of the Executive’s then current Base Salary;
          (iv)     The failure of the Bank to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him upon the Effective Date, provided however, that any elimination or modification of any fringe benefit program that is applicable either to greater than five employees or to senior executive officers as a group (as “senior executive officer” is defined in 12 C.F.R. Section 563.555) shall not violate this provision; or
          (v)     The Bank requires the Executive to be based anywhere other than at a location within a fifty (50) mile radius of Fort Worth, Texas, without the Executive’s express prior written consent, except for required travel on business of the Bank.
        13.     EFFECT OF TERMINATION ON COMPENSATION:
          (a)     Termination by the Executive or the Death or Incapacity of the Executive. If this Agreement is terminated by the Executive for other than Good Reason, death or Incapacity, then the Executive or his heirs, as the case may be, shall be entitled to receive (i) the Base Salary up to the date when such termination occurs and (ii) payment for any unused vacation. Payment of unused vacation is contingent upon the Executive providing the required ninety (90) days written notice. In the event of a termination pursuant to the death or Incapacity of the Executive, the Bank shall be relieved of all its obligations under this Agreement, except that the Bank shall pay to the Executive, or his estate in the event of his death, the Executive’s Base Salary through the end of the month during which such termination shall have occurred, in addition to any unused vacation pay. All such payments to the Executive or his estate shall be made in the same manner as other payroll obligations of the Bank. Payments are subject to deductions for applicable taxes.

          (b)     Termination by the Bank without Cause or by the Executive with Good Reason. If the Agreement is terminated by the Bank without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive as severance pay (in addition to the payment of any Base Salary earned through the date of such termination) a sum equal to one (1) times the amount of the Base Salary then in effect, payable in accordance with the Bank’s customary payroll practices, in twelve (12) equal monthly installments beginning fifteen (15) days following the date of such termination or resignation.
          (c)     Termination by the Bank for Cause. If this Agreement is terminated by the Bank for Cause, the Executive shall be entitled to receive the Base Salary up to the date when such termination occurs. The Executive shall not be entitled to further Base Salary or other compensation or benefits after the termination date, except as required by law. Payments are subject to deductions for applicable taxes.
          (d)     Required Regulatory Provisions. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) [12U.S.C. §§1818(e)(3) and 1818(g)(1)] of the Federal Deposit Insurance Act, 12 U.S.C. § 1811 et seq. (the “Federal Deposit Insurance Act’’), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act [12 U.S.C. §§ 1818(e)(4) or 1818(g)(1)], all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
          If the Bank is in default [as default is defined in Section 3(x)(l) of the Federal Deposit Insurance Act], all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
          All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank:
          (i)     by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in, Section 13(c) of the Federal Deposit Insurance Act; or
          (ii)     by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.
          Any rights of the parties that have already vested, however, shall not be affected by such action.
          Notwithstanding the above, if any severance payment to the Executive hereunder would cause the Bank to contravene any law, regulation or policy applicable to the Bank, including the Internal Revenue Code of 1986, as amended (the “Code”), Section 409A, the Bank and the Executive agree that such severance payment shall be made only to the extent permitted by law, regulation and policy, and the remainder of such severance payment shall be made from time to time at the earliest time permitted by law, regulation and policy.
          (e)     Limitation of Benefits. It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Bank or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for the Bank determine that some or all of the payments or benefits scheduled under this Agreement would constitute nondeductible excess parachute payments by the Bank under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Executive shall have the right to designate within a reasonable period which payments or benefits will be reduced; provided, however, that if no direction is received from the Executive, the Bank shall implement the reductions under this Agreement in its discretion.
          The Executive’s entitlement to any payment hereunder is strictly contingent on the Executive’s complying with the terms of the NONCOMPETITION and NONSOLICITATION provision set forth above. Any breach by the Executive of the terms of the NONCOMPETITION and NONSOLICITATION provisions shall allow the Bank to immediately cease payment hereunder and the Bank shall have no further obligations to the Executive. This remedy is in addition to others available to the Bank under law or as provided elsewhere herein. Any termination of payments pursuant to the above provisions shall not be interpreted to limit or alter the scope or duration of the Executive’s obligations pursuant to the NONCOMPETITION and NONSOLICITATION provisions herein.
          No termination under the NONCOMPETITION or NONSOLICITATION provisions shall terminate or adversely affect any rights of the Executive then vested under the provisions of any disability or other benefit program of the Bank.
          Any payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and IDIC regulations 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

                    (f)     Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment, the Executive is a “specified employee” as defined in Section 409A of the Code, no payment or benefit will be paid until the earlier of (A) the date which is 6 months after the date of the Executive’s termination of employment, or (B) the date of the Executive’s death.
          Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.
          If any provision of this Agreement (or of any award of compensation) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Bank may reform such provision; provided that the Bank shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.
          14.     SUCCESSOR LIABILITY: The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. The Executive shall not unreasonably withhold his consent to the form or substance of any such agreement.
          15.     BANK REGULATION COMPLIANCE: It is the intention of the parties that this Agreement complies with all applicable regulations and written directives of the FDIC and the OT5. Any provision of this Agreement which is deemed not in compliance with any applicable regulation or written directive shall be automatically reformed to comply with such regulation or directive as most nearly carries out the intent and purpose of this Agreement.
          16.     NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Tim Carter
3408 Rustwood Court
Fort Worth, Texas 76109

If to the Bank:	OmniAmerican Bank
1320 S. University Drive,
Suite 900
Fort Worth, Texas, 76107

Attention: Chairman of the Board
          or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          17.     MODIFICATION - WAIVER - APPLICABLE LAW - ENTIRETY: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Bank by such officer as may be specifically designated by the Board. No waiver by either party hereto at the time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any prior agreement between the parties is hereby voided. Otherwise, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the Rules and Regulations of the OTS and by the laws of the State of Texas. The Agreement is subject to the written notice of non-objection by the OTS.
          18.     INVALIDITY - ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          19.     INJUNCTIVE RELIEF: Notwithstanding the arbitration provision set forth below, if the Executive violates any of the provisions set forth in Sections 5, 6, or 7 of this Agreement, the Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, the Executive acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity. In such a situation, the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy.
          20.     SURVIVABILITY: Sections 5. 6, 7, and 13 shall survive the termination of this Agreement.
          21.     BINDING: This Agreement shall inure to the benefit of and be enforceable by and binding upon the parties hereto and their representatives, executors, administrators,

successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.
          22.     HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.
          23.     ARBITRATION: Except as otherwise set forth herein, any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by a sole arbitrator in Fort Worth, Texas (or as close thereto as feasible) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator shall apply the terms of this Agreement to the extent that such terms apply to the issue in arbitration and are not found to be illegal. The Bank shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrator shall, in his/her award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE
ATTEST: /s/ Lisanne Davidson	/s/ Tim Carter
Tim Carter

OMNIAMERICAN BANK

ATTEST: /s/ Lisanne Davidson	/s/ Clyde Johnson
Clyde Johnson
Chairman of the Board